Exhibit 10.6

PROMISSORY NOTE

$25,000	Date: August 15, 2007
Newark, Delaware

FOR VALUE RECEIVED, THEATER XTREME ENTERTAINMENT GROUP, INC., a Florida corporation, publicly traded under the symbol “TXEG.OB” (“Maker”) hereby promises to pay to the order of Stacy Lyn Giunta residing at 214 West 96th Street New York, NY 10025 ("Payee"), the principal sum of Twenty-Five Thousand Dollars ($25,000), lawful money of the United States of America, together with interest accrued thereon, at the rate and on the terms set forth below:

1.           Payment of Interest and Principal.

(a)           Payment of Principal.  The remaining unpaid principal balance of this Note shall be due and payable on the one year anniversary date of the date of this Note which is August 15, 2008 (the “Maturity Date”).

(b)           Interest.  Interest shall accrue on the unpaid outstanding principal balance hereof at an annual rate of fourteen percent (14%).  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.  Accrued interest shall be due and payable monthly on the first day of each month commencing September 1, 2007 and on the Maturity Date.  Accrued interest, if not paid when due, shall be added to the principal.

(c)           Prepayment.  Maker shall have the right to prepay at any time and from time to time, without penalty or premium, all or any portion of the outstanding principal of this Note.  All prepayments under this Note shall be applied first to accrued and unpaid interest and second to unpaid principal due hereunder.

(d)           Place of Payment.  All amounts due from Maker to Payee hereunder shall be paid directly to Payee at the above address or at such other address of which Payee shall give written notice to Maker.

2.           Waiver.  Maker hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

3.           Rights Cumulative.  The remedies of Payee as provided in this Note shall be cumulative and concurrent, may be pursued singly, successively or together at the sole discretion of Payee, may be exercised as often as occasion for their exercise shall occur, and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of it.

4.           Governing Law.  This Note and all questions relating to its validity, interpretation or performance and enforcement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to conflict of laws principles.

5.           Binding Nature of Note.  This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and his successors and assigns.

6.           Modification.  This Note may not be modified or amended other than by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, Maker, intending to be legally bound, has caused its duly authorized representative to execute and deliver this Note on the date first written above.

Attest	THEATER XTREME ENTERTAINMENT GROUP, INC.

By: /s/ James J. Vincenzo	By: /s/ Scott R. Oglum
Name: James J. Vincenzo	Name: Scott R. Oglum
Title: CEO	Title: CFO